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                                                                   EXHIBIT 12.01

                       HYPERION TELECOMMUNICATIONS, INC.

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                             (Dollars in thousands)

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
                                                                              Pro forma             Pro forma
                                                                    Nine         Nine       Six        Six
                                                                   Months       Months     Months    Months
                                Year Ended March 31,               Ended        Ended      Ended      Ended
                          ------------------------------------  December 31, December 31, June 30,  June 30,
                           1995     1996      1997      1998        1998         1998       1999      1999
                          -------  -------  --------  --------  ------------ ------------ --------  ---------
Loss before Income Taxes
 and Equity in Net Loss
 of Joint Ventures......  $(5,922) $(9,525) $(23,065) $(56,115)   $(64,842)    $(91,842)  $(60,242) $(66,242)
Add:
Equity in net loss of
 joint ventures.........   (1,799)  (4,292)   (7,223)  (12,967)     (9,580)      (9,580)    (7,094)   (7,094)
Fixed charges, excluding
 capitalized interest...    3,321    6,088    29,337    51,302      40,775       67,775     38,973    44,973
                          -------  -------  --------  --------    --------     --------   --------  --------
Net Loss Available for
 Combined Fixed Charges
 and Preferred Stock
 Dividends:.............   (4,400)  (7,729)     (951)  (17,780)    (33,647)     (33,647)   (28,363)  (28,363)
                          -------  -------  --------  --------    --------     --------   --------  --------
Combined Fixed Charges
 and Preferred Stock
 Dividends:
Interest expense........    3,321    6,088    28,377    49,334      38,638       65,638     37,338    43,338
Capitalized interest....       --       --        --     4,271       9,986        9,986      7,511     7,511
Amortization of debt
 issuance costs.........       --       --       960     1,968       2,137        2,137      1,635     1,635
Preferred stock
 dividends..............       --       --        --    12,409      21,117       21,117     15,199    15,199
                          -------  -------  --------  --------    --------     --------   --------  --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........    3,321    6,088    29,337    67,982      71,878       98,878     61,683    67,683
                          -------  -------  --------  --------    --------     --------   --------  --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............       --       --        --        --          --           --         --        --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............  $ 7,721  $13,817  $ 30,288  $ 85,762    $105,525     $132,525   $ 90,046  $ 96,046
                          =======  =======  ========  ========    ========     ========   ========  ========
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